Exhibit 99.5
IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

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IN RE THE GOLDMAN SACHS GROUP, INC.	:
SHAREHOLDER LITIGATION	:	C.A. No. 5215-CC
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AMENDED SHAREHOLDER DERIVATIVE COMPLAINT
     Co-Lead Plaintiffs Southeastern Pennsylvania Transportation Authority and International Brotherhood of Electrical Workers Local 98 Pension Fund (“Plaintiffs”), by and through their undersigned attorneys, allege as follows:
NATURE OF THE ACTION
     1. This action challenges the executive compensation practices of the Goldman Sachs Group, Inc. (“Goldman,” “Company,” or “Firm”) and arises from the following: (a) Nearly 50% of Goldman’s net revenues have been and continue to be allocated to the compensation of its management, while public shareholders, whose equity renders possible such revenue-generating, receive declining returns, and (b) Goldman’s trading business, its largest revenue-generating business segment and a primary source of management compensation, has been managed and conducted by Goldman’s senior management in an unethical manner that subjects Goldman to potential civil liability, as reflected in a recent SEC complaint charging Goldman and a trading officer with civil fraud, as well as severe reputational harm that will have long-term impact on the Company.
     2. Following heavy fixed-income trading losses for Goldman in the late 1990s, Goldman, under the leadership of Defendant Lloyd C. Blankfein, adopted a corporate mentality driven by a desire to compete with hedge funds and to compensate

Goldman executives in a manner comparable to successful hedge fund managers. The overwhelming majority of Goldman’s revenues are derived from its Trading and Principal Investment segment, which invests the firm’s assets in debt and equity securities as well as direct investments in real estate. This activity is similar to other investment entities such as hedge funds, which invest and trade in debt and equity securities, yet Goldman’s management is paid vastly more than hedge fund managers.
     3. This pursuit of huge profits has given rise to an expansion of Goldman’s trading business that is a “moral bankruptcy,” fraught with conflicts of interest and the systemic breaking of ethical lines. Historically, Goldman was an investment bank that raised money for its clients. Now it resembles a huge hedge fund that trades extensively on its own account, often betting against its own clients. Accentuating its inherent- business conflicts, Goldman encourages and advises its clients to invest in financial products without disclosing that Goldman, using its extensive analytical tools for its own investments, is betting against its clients. As Senator Carl Levin, chairman of the Senate Permanent Subcommittee on Investigations (the “Permanent Subcommittee”), stated:
Our investigation has found that investment banks such as Goldman Sachs were not market makers helping clients. They were self-interested promoters of risky and complicated financial schemes that were a major part of the 2008 crises. They bundled toxic and dubious mortgages into complex financial instruments, got the credit-rating agencies to label them as AAA safe securities, sold them to investors, magnifying and spreading risk throughout the financial systems, and all too often betting against the financial instruments that they sold, and profiting at the expense of their clients.
     4. The allocation of almost 50% of net revenues, the majority of which are derived from its Trading and Principal Investment segment, to the managers of the shareholders’ equity is equivalent to paying the managers 2% of net assets plus 45% of investment profits, a compensation scheme almost double the so-called and often criticized “2 and 20” compensation structure (2% of net assets plus 20% of profits) for large successful hedge funds. Goldman’s management is paid this enormous allocation of profits even though, historically, its performance has not been due to skill superior to even the average hedge fund advisor but rather due to management’s taking far more risks with investors’ equity than hedge funds take with their investors’ capital. Consequently, Goldman’s employees are unreasonably overpaid for the management functions that they undertake, and shareholders are vastly underpaid for the risks taken with their equity.
     5. Goldman’s Board of Directors (the “Board”) routinely allocates an excessive amount of net revenues to compensation without considering or analyzing the extent to which such revenues are the result of the size and availability of shareholder equity or the risks taken with that equity, as opposed to the efforts of management. In light of the risks taken with shareholder equity, and the contribution of that equity to Goldman’s results, no reasonable director would approve, year in and year out, of awarding management almost 50% of net revenues as compensation.
     6. The amount of compensation set aside for Goldman officers and managers bears no relation to the reasonable value of their services. It substantially exceeds compensation paid to virtually all others providing similar services, even though, on a risk adjusted basis, Goldman’s officers and managers have performed over the past several years in a manner that is, at best, only average when compared to comparable professionals who perform similar services. Since 1999, Goldman’s officers and managers have been able to exceed the returns obtained by average hedge funds only by taking substantially greater risks, principally leveraging the firm’s assets to speculative levels. On a risk adjusted basis, the performance of Goldman’s managers and officers has lagged far behind hedge fund indices.
     7. Such speculative leveraging was responsible for the demise of several investment banks, including Lehman Brothers and Bear Stearns, who were forced into bankruptcy, and to a lesser extent, Merrill Lynch, which evaded bankruptcy only when it was acquired by Bank of America. In 2007 and 2008, Goldman was even more highly leveraged than either Lehman or Bear Stearns and would have likely shared the fate of those firms if it had not been allowed to convert to a bank holding company (an option denied Lehman Brothers) and if it had not been the beneficiary of a bail-out by the Federal government and American taxpayers. Goldman’s officers and managers, having nearly destroyed the capital of Goldman’s equity owners and with little or no risks to themselves, in order to generate their own compensation, have distributed, by comparison, a de minimis amount to the shareholders who shouldered all of the risk. While the managers and officers of Goldman are wealthier than they were in 2008 by tens of billions of dollars, the Firm’s shareholders are in a worse position, the dividends hardly compensating for the decline in Goldman’s stock price over the past three years.
     8. In 2009, the allocation of almost 50% of Goldman’s net revenues to compensation is particularly excessive and unfair. As of September 25, 2009, Defendants had reserved almost $17 billion for issuance to Company employees, and

Goldman was reported to be on track to hand out compensation in excess of $22 billion for the year 2009 alone. This amounts to the most compensation which would ever have been paid to employees in the history of the Firm. Goldman’s success this year, however, has been even less the product of the skill and business acumen of the Company’s employees than that of prior years. Instead, Goldman’s net revenues in 2009 were almost entirely the result of the availability of capital when other competitors had failed, as well as the government bail-out of a financial system that it was determined to preserve. Management should not be compensated for this fortuity of circumstances; the benefit of the presence, size, and survival of Goldman’s capital should go to the owners of the Firm, not its managers.
     9. Because all of the directors of Goldman’s Board were aware, or should have been aware, of Goldman’s wrongful conduct in its trading business, and a majority of directors on Goldman’s Board are either named executive officers or have extensive financial relationships with Goldman, including, inter alia, charitable donations or financing at the discretion of Goldman’s management, the Board cannot make independent decisions with respect to decisions that affect management’s compensation. While the Board has consistently and regularly approved paying management almost 50% of net revenues, it has returned very little of the net revenues to the shareholders in the form of dividends. While management regularly receives almost 50% of net revenues, shareholders have consistently, with very few exceptions, received less than 2% of net revenues as dividends. Thus, the Board hoards the portion of the net revenues that it does not give away to management, which has the effect of increasing shareholder equity, and in turn increases future net revenues from which management takes almost 50%. This endless cycle benefits Goldman’s management unfairly at the expense of its shareholders, and breaches the Defendants’ duties of good faith, loyalty and due care.
     10. Plaintiffs bring this action to remedy the Defendants’ failure to act in the interests of Goldman and its shareholders, to remedy their breaches of fiduciary duty in failing to monitor its operations, allowing the Firm to manage and conduct the Firm’s trading segment in an grossly unethical manner, subjecting Goldman to potential civil liability and severe reputational harm, which will have a long-term impact on the Company, and granting management a grossly excessive share of the Company’s net revenues while withholding all but a negligible percentage of those revenues from shareholders, and to assure that any prospective fees, fines or taxes imposed by any federal or state regulator or governmental unit (including, but not limited to, the federal tax on large financial institutions proposed by President Barack Obama on January 14, 2010) on Goldman related to its abusive compensation practices be borne solely by Goldman management from their future compensation.
THE PARTIES
     11. Plaintiff Southeastern Pennsylvania Transportation Authority has continuously held Goldman stock at all times material hereto.
     12. Plaintiff International Brotherhood of Electrical Workers Local 98 Pension Fund has continuously held Goldman stock at all times material hereto.
     13. Defendant Goldman is a Delaware corporation headquartered at 85 Broad Street, New York, NY 10004. Goldman is a leading global financial services firm providing investment banking, securities, and investment management services to a diversified client base that includes corporations, financial institutions, governments, and high-net-worth individuals.
     14. Defendant Lloyd C. Blankfein (“Blankfein”) has served as the Chairman and CEO of Goldman since June 2006. Blankfein has worked for Goldman Sachs and its predecessor, Goldman Sachs Group, L.P., since 1994, and has served as a director of the Company since April 2003.
     15. Defendant Gary D. Cohn (“Cohn”) has served as a director and as President and co-chief operating officer of the Company since April 2006. Cohn has worked for Goldman Sachs and its predecessor since 1996.
     16. Defendant John H. Bryan (“Bryan”) has served as a director of the Company since November 1999. In addition, Bryan has served as a member of the Board’s Audit Committee (the “Audit Committee”) and Compensation Committee during the Relevant Period. Bryan is the retired chairman and chief operating officer of Sara Lee Corporation.
     17. Defendant Claes Dahlback (“Dahlback”) has served as a director of the Company since June 2003. Dahlback is a member of both the Audit Committee and the Compensation Committee. Dahlback is a citizen of Sweden.
     18. Defendant Stephen Friedman (“Friedman”) has served as a director of the Company since April 2005. In addition, Defendant Friedman has served as a member of both the Audit Committee and the Compensation Committee during the Relevant Period. Friedman is a New York citizen.

     19. Defendant William W. George (“George”) has served as a director of the Company since December 2002. In addition, Defendant George has served as a member of both the Audit Committee and the Compensation Committee during the Relevant Period. George is a Massachusetts citizen.
     20. Defendant Rajat K. Gupta (“Gupta”) has served as a director of the Company since November 2006. In addition, Defendant Gupta has served as a member of both the Audit Committee and the Compensation Committee during the Relevant Period. Gupta is a Connecticut citizen.
     21. Defendant James A. Johnson (“Johnson”) has served as a director of the Company since May 1999. In addition, Defendant Dahlback has served as a member of both the Audit Committee and the Compensation Committee during the Relevant Period. Johnson is a Washington, DC citizen.
     22. Defendant Lois D. Juliber (“Juliber”) has served as a director of the Company since March 2004. In addition, Defendant Juliber has served as a member of both the Audit Committee and the Compensation Committee during the Relevant Period. Juliber is a New York citizen.
     23. Defendant Lakshmi N. Mittal (“Mittal”) has served as a director of the Company since June 2008. In addition, Defendant Mittal has served as a member of both the Audit Committee and the Compensation Committee during the Relevant Period. Mittal is a New York citizen.
     24. Defendant James J. Schiro (“Schiro”) has served as a director of the Company since May 2009. In addition, Defendant Schiro has served as a member of both the Audit Committee and the Compensation Committee during the Relevant Period.
     25. Defendant Ruth J. Simmons (“Simmons”) has served as a director of the Company since January 2000. In addition, Defendant Simmons has served as a member of the Compensation Committee during the Relevant Period.
     26. Defendant David A. Viniar (“Viniar”) has served as Executive Vice President and CFO of the Company since 1999.
     27. Defendant J. Michael Evans (“Evans”) has served as a Vice Chairman of Goldman since February 2008 and chairman of Goldman Sachs Asia since 2004.
     28. Defendants Blankfein, Cohn, Bryan, Dahlback, Friedman, George, Gupta, Johnson, Juliber, Mittal, Schiro, Simmons, Viniar, and Evans shall be referred to herein as the “Defendants.”
     29. Blankfein, Cohn, Viniar, and Evans shall be referred to as the “Executive Officer Defendants.”
     30. Defendants Blankfein, Cohn, Bryan, Dahlback, Friedman, George, Gupta, Johnson, Juliber, Mittal, Schiro, and Simmons shall be referred to as the “Director Defendants.”
     31. Defendants Byran, Dahlback, Friedman, George, Gupta, Johnson, Juliber, Mittal, and Schiro shall be referred to herein as the “Audit Committee Defendants.”
     32. Defendants Byran, Dahlback, Friedman, George, Gupta, Johnson, Juliber, Mittal, Schiro, and Simmons shall be referred to herein as the “Compensation Committee Defendants.”

SUBSTANTIVE ALLEGATIONS
     Background of the Company
     33. Goldman began over 140 years ago when Marcus Goldman opened a one room office and began trading promissory notes. Shortly thereafter, it expanded into a partnership in which its partners provided all of the equity capital, took all of the financial risk, and shared in all of the Company’s profits.
     34. Goldman remained a private partnership for almost 130 years until its initial public offering (“IPO”) in 1999. Goldman decided to access the public capital markets and raise capital through an initial public offering. In its IPO, the Company offered just 12% of its stock to the public, retaining 48% held by the Firm’s partners, 22% held by non-partner Firm employees, and 18% held by two long term investors. Since then, however, the Firm’s partners and employees have sold their equity interests to the public shareholders, who now own over 88% of the Company’s equity, leaving insiders with just over 11% of the Company’s outstanding shares.
     35. When it went public in 1999, Goldman’s common shareholder equity was $10 billion, and it had $258 billion of assets under management (not including client assets). Its shareholder equity as of December 2009 was $65.5 billion, and it had $871 billion in assets under management. Additionally, its shareholder equity as of March 31, 2010 was $72.94 billion, and it had $881 billion in assets under management.
     36. Goldman operates in three business segments: investment banking, trading and principal investments, and asset management and securities services. By far the largest business segment, and the segment to which Goldman commits the largest amount of capital, is the trading and principal investment segment. That segment currently generates over 75% of Goldman’s revenue and income in any given year.
     37. The Investment Banking segment is divided into two components, financial advisory and underwriting. The financial advisory segment includes advising clients with respect to mergers and acquisitions, divestitures, corporate defense activities, restructurings, and spin-offs. The underwriting segment includes public offerings and private placements of a wide range of securities and other financial instruments.
     38. For the year ended December 2009, Goldman’s Investment Banking segment generated $4.8 billion in revenues and had pre-tax earnings of $1.27 billion. The Investment Banking segment employed assets of $1.48 billion in December 2009. Additionally, for the first three months ended March 31, 2010 Goldman’s Investment Banking segment generated $1.18 billion in revenues and had pre-tax earnings of $823 million.
     39. The Asset Management and Securities Services segment is divided into two components. The Asset Management component provides investment advisory and financial planning services and offers investment products, through separately managed accounts and “commingled vehicles,” such as mutual funds and private investment funds, to institutions and individuals worldwide. It primarily generates revenues from management and incentive fees. Assets under management generate fees typically as a percentage of asset value, but Goldman also has numerous fee arrangements in which it receives incentive fees based on a percentage of a fund’s return or exceeding specified benchmark returns or performance targets. The Securities Services component provides prime brokerage services, financings services and securities lending services to institutional clients, including hedge funds, mutual funds, pension funds and foundations, and to high-net-worth individuals worldwide. It generates revenues primarily in the form of interest rate spreads and fees.
     40. In the year ended December 2009, the Asset Management and Securities Services segment generated revenues of $6.0 billion, including net interest income of $1.93 billion, and had pre-tax earnings of $1.34 billion. The segment employed assets of $184.7 billion as of December 2009. Additionally, in the first three months ended March 31, 2010, the Asset Management and Securities Services segment generated net revenues of $1.34 billion and had pre-tax earnings of $989 million.
     41. The Trading and Principal Investments segment is divided into three areas, FICC, Equities, and Principal Investments. In FICC, Goldman makes markets in and trades interest rate and credit products, mortgage-related securities and other asset backed instruments, currencies and commodities. It also structures and enters into a wide variety of derivative transactions and engages in proprietary trading and investing. In Equities, Goldman makes markets in and trades equities and equity related products, structures and enters into equity derivative transactions and engages in proprietary trading. In Principal Investments, Goldman makes real estate and corporate principal investments, including its investment in the ordinary shares of ICBC. Goldman’s inventory in Trading and Principal Investments is marked-to-market daily, and, therefore, its value and Goldman’s net revenues are subject to fluctuations based on market movements. Goldman regularly enters into large transactions as part of its trading businesses, and the number and size of those transactions may affect its results in any given period.
     42. In the year ended December 2009, Trading and Principal Investments generated net revenues of $34.37 billion, including $5.49 billion in net interest income, and had pre-tax earnings of $17.32 billion. The segment employed $662.75 billion of the firm’s $849 billion in assets as of December 2009. In addition, for the first three months ended March 31, 2010, Trading and Principal Investments generated net revenues of $10.25 billion, and had pre-tax earnings of $5.71 billion.
     43. The Trading and Principal Investments segment generated the overwhelming majority of Goldman’s net revenues — 76.1% — in the year ending December 2009, just as it had in previous years. The segment also used the overwhelming majority of the firms’ assets — $662.75 billion — in generating that revenue and income. Additionally, for the first three months ended March 31, 2010, the Trading and Principal Investments segment continued to generate the overwhelming majority of Goldman’s net revenues — 80.2%.
     44. The amount of revenue and income that Trading and Principal Investments has generated for Goldman has increased from approximately 40%, when the firm went public and in the early part of the decade, to approximately 70% today, with the exception of 2008 when Goldman had to write down the value of its huge bet on mortgage-related securities.
     45. The Trading and Principal Investments segment is similar to a hedge fund. It utilizes shareholder equity, $72.94 billion as of March 2010, to produce returns. The returns are the result of the massive risks that Goldman takes with the shareholders’

equity and the leveraging of that equity. Goldman employs far more leverage, and therefore exposes shareholder equity to far more risk, than almost all hedge funds. On a risk adjusted basis, Goldman’s return on capital has trailed the recognized hedge fund indices.
     Goldman’s Trading History
     46. Although outwardly Goldman Sachs is an investment bank with a wide variety of operations, the focus of its business has increasingly been on trading, through its Trading and Principal Investments segment. Trading is high-level, high-stakes betting. In the early 1990s, while still a privately-held company, Goldman suffered large trading losses. Those losses resulted in the depletion of large sums of partner capital and a corresponding exodus of numerous top partners.
     47. Into a resulting leadership vacuum stepped Jon Corzine, a fixed-income trading partner, who was a strong believer that Goldman should be public. By 1998, Goldman’s partners were persuaded to take the bank public, but before the IPO could come to market, the $4.6 billion hedge fund Long Term Capital Management melted down, causing a crisis on Wall Street, including heavy fixed-income trading losses for Goldman. Corzine was forced out and Henry Paulson, who had an investment banking background, replaced him.
     48. Goldman went public in 1999. No longer was Goldman playing with its partners’ capital, but with shareholders’ money. Paulson was CEO from 1999 to 2006; he was replaced by Defendant Blankfein. During the latter years of Paulson’s tenure, Goldman traders became wealthier and more powerful in the bank. Defendant Blankfein, the head of Goldman’s trading business, was appointed in 2003 as co-chief operating officer by Paulson, along with John Thain. Thain was recruited to become the head of the New York Stock Exchange later that year and Blankfein became the heir apparent.
     49. Blankfein became CEO in 2006 and surrounded himself with other traders, like-minded “Lloyd loyalists” including his chief operating officer Defendant Gary Cohn, and remade Goldman. The corporate mentality was driven by a desire to compete with hedge funds and to compensate Goldman executives in a manner comparable to successful hedge fund managers. This pursuit of huge profits has given rise to an expansion of Goldman’s trading business that is fraught with conflicts of interest and fuzzy ethical lines:
Under Blankfein, Goldman continued to grow exponentially: by 2007 the firm’s revenues were $46 billion, nearly three times that of 2000. In large part, this was the result of a strategy, begun under Paulson but embraced by Blankfein, in which Goldman no longer sat on the sidelines, dispensing advice, but rather invested its own money alongside its clients’. Goldman now has a money-management business; a large private-equity business, meaning that while big buyout funds are Goldman’s clients they are also its competitors; and a proprietary trading business, which exists specifically to trade Goldman’s capital on Goldman’s behalf — so hedge-fund clients are also competitors. Across Goldman’s many trading businesses, the line is fuzzy as to when the firm is acting for itself and when it is acting on behalf of clients.
(Jan. 2010 Vanity Fair, pp. 124).
     50. Banking has now become an adjunct of the trading business, where the real money is made. While Goldman employs 31,000 people, in businesses ranging from money management to traditional investment banking, the bank makes the bulk of its profits from trading. The trading-dominated culture at Goldman has caused its other banking sectors to come under scrutiny that has resulted in belt-tightening measures and revenue-generating measurements that are not imposed on the trading business. Having learned hard lessons of the trading business and losses it incurred in the 1990s, Goldman executives were able to develop strategies that essentially marginalized its trading losses. Goldman accomplished this by developing a system of counter-party trading that pitted Goldman against its clients and those to whom it dispensed investment advice.
     51. Defendant Blankfein has stated that Goldman no longer seeks to avoid conflicts. Instead, the Company seeks to “manage” them. Goldman often views its customers as trading counterparties, that is, the traders on the other side of Goldman’s own bets in the markets. Defendants Blankfein and Cohn have embraced this idea, arguing that the bank’s goal should be to wear several hats at once. Goldman hopes to advise a client, finance that client, invest in that client’s deal — and make money at every step along the way.
     52. Perhaps no more graphic example of this trading strategy at work was the mortgage and housing crisis that became publicly apparent in late 2007. Goldman was well aware of the impending subprime mortgage market collapse and sought to take advantage of it, at the expense of their clients. A full year earlier, in December 2006, Goldman’s senior executives began to personally oversee the mortgage department. In late 2006, Dan Sparks, the head of Goldman’s mortgage unit, wrote to Goldman’s top executive that the “subprime market [was] getting hit hard,” with the firm losing $20 million in one day.
     53. On December 14, 2006, Defendant Viniar, Goldman’s CFO, called Goldman’s mortgage traders and risk managers into a meeting to discuss investing strategy, concluding that they would reduce the Firm’s overall exposure to the subprime mortgage market. Goldman executives instructed Goldman traders to sell housing-related investments to its clients while directing that Goldman capital be bet against mortgage investments. Defendant Viniar stated in a December 15, 2006 email “On ABX, the position is reasonably sensible but just too big. Might have to spend a little to size it appropriately. On everything else my basic message was let’s be aggressive distributing things because there will be very good opportunities as the markets goes into what is likely to be even great distress and we want to be in position take advantage of them.” By early 2007, Goldman’s mortgage unit had become a hive of intense activity, which included the structuring of synthetic collateralized debt obligation (“CDOs”).
     54. A synthetic CDO is a security that rather than containing actual financial assets, contains derivatives, or contracts referencing the performance of other financial assets. In the case of many of the deals created by Goldman, the financial assets were mortgages. Bonds backed by the mortgages were bundled together in a process which enabled mortgage lenders to make even more loans, called credit default swaps. The synthetic CDOs consisted of these credit defaults swaps, which operated like insurance policies written on these mortgages bonds. If the bonds performed well, those who bought the credit default swaps would make a steady stream of small payments - much like insurance premiums — to investors who bought the synthetic CDO notes. If the bonds performed poorly, those who bought the credit default swaps would receive potentially large payouts.

     55. A synthetic CDO by its very design has long and short parties. One party takes the short position betting on the fact that the underlying mortgages will fail. The other party takes the long position betting on the fact that the underlying mortgages will do well. Thus, a synthetic CDO is a financial instrument that lets investors bet on the future value of certain mortgages backed securities without actually owning them and when the defaults spread and the bond plunged, it generated billions of dollars of loss for the synthetic CDO investors and billions in profit for the investors of the credit default swaps.
     56. Not only was Goldman structuring the synthetic CDOs in a way that made them destined to fail, but in connection with the creation of these synthetic CDOs, Goldman was going to the rating agencies to persuade them to give these deals an investment rating. Goldman hired the rating agencies, who began as market researchers selling assessments of corporate debt to people considering whether to buy that debt, to give the debt Goldman was selling — these synthetic CDOs — a seal of approval. This system not only produced huge conflicts of interest but also rendered the rating agencies’ criteria devoid of meaning. Goldman could choose among several rating agencies, enabling them to direct their business to whichever agency was most likely to give a favorable verdict, and threaten to pull business from an agency that tried too hard to do its job. A Standard & Poor’s (“S&P”) analyst stated that, “[t]he bankers [at Goldman] would say anything to get what they needed in their deals.” Goldman would look at every deal and every CDO that has ever been issued and would look for “inconsistencies across different deals and use that to strong-arm Moody’s, Fitch and S&P to change their criteria.”
     57. After an 18-month probe conducted by the Senate Permanent Subcommittee, it concluded that the Moody’s Investors Service (“Moody”) and S&P’s were influenced by Wall Street, had conflicts of interest and ignored signs that fraud and lax lending had infected the housing market when grading mortgage securities which ultimately blew up when the U.S. housing market collapsed in 2007. According to the Permanent Subcommittee, Moody’s and S&P deferred to investment banks that were paying them to assign ratings to securities composed of pooled mortgages. “Credit-rating agencies allowed Wall Street to impact their analysis, their independence and their reputation for reliability,” Senator Carl Levin, the Michigan Democrat who leads the investigative panel, told reporters in Washington on April 26, 2010: “They did it for the big fees that they got.” S&P’s residential mortgage-backed securities group had “become so beholden to their top issuers for revenue they have all developed Stockholm syndrome which they mistakenly tag as customer value creation,” an unidentified S&P employee wrote in an August 2006 e-mail. Stockholm syndrome describes hostages who have developed positive feelings for their captors.
     58. As the housing market began to fracture in early 2007, a committee of senior Goldman executives began overseeing the mortgage department more closely. Senior executives, including Defendants Viniar, Cohn, and Blankfein and those helping to manage Goldman’s mortgage, credit and legal operations, took an active role in overseeing the mortgage unit, including by making routine visits to the mortgage unit, often for hours at a time. The committee’s job was to vet potential new products and transactions, being wary of deals that exposed Goldman to too much risk. With the mortgage market primed for a meltdown, there was much to discuss at any given meeting.
     59. It was this committee, comprised of Goldman’s top leadership that finally ended the dispute on the mortgage desk by siding with those who believed home prices would decline, making the decision to get rid of positive bets on mortgages. This decision to make negative bets on mortgages allowed Goldman to profit from its mortgage business as the housing bubble was inflating and then again when the bubble burst.
     60. In at least 2007, and as acknowledged by Defendants Blankfein, Viniar and Cohn, Goldman’s short bets were eclipsing the losses on its long positions, rendering any losses suffered by Goldman due to the subprime mortgage market collapse a mere fiction due to their short positions, and enabling Goldman to profit as housing prices fell and homeowners defaulted on their mortgages. Defendant Blankfein stated “[o]f course we didn’t dodge the mortgage mess. We [Goldman] lost money, then made more than we lost because of shorts.” In a March 6, 2007 email, Defendant Cohn stated “a Big plus could hurt the Mortgage business but Justin thinks he has a big trade lined up for morning to get us out of a bunch of our short risk.” In a July 25, 2007 email to Defendant Cohn, Defendant Viniar, Goldman’s CFO, remarked on figures that showed the company had made a $51 million profit in a single day from bets that the value of mortgage-related securities would drop, stating: “[t]ells you what might be happening to people who don’t have the big short.” Documents released by the Senate Permanent Subcommittee appear to indicate that in July 2007, Goldman’s accounting showed losses of $322 million on positive mortgage positions, but its negative bet — what Defendant Viniar called “the big short” — brought in $373 million.
     61. Additionally, the Goldman Board was also aware of Goldman taking short positions. A summary of a Goldman Board Meeting during the relevant time period said that “although broader weakness in the mortgage market resulted in significant losses in cash positions, we were overall net short the mortgage market and thus had very strong results.”
     62. With its conduct with respect to the housing and mortgage markets, Goldman had crossed a clear line. It was not only using its extensive analytical tools to direct its own Firm’s and partners’ capital investments, but was advising and urging its clients to put their money in investment vehicles that Goldman’s analyses showed were likely to collapse.
     63. Goldman has clearly lost its way and has violated the first of its so-called “principles”: “Our clients’ interests always come first. Our experience shows that if we serve our clients well, our own success will follow.”
     Goldman Sachs and The Abacus Deals
     64. Goldman structured a deal by the name of Abacus in early 2007, helping one of its clients, hedge fund Paulson & Co., to design a security known as a collateralized debt obligation (“CDO”), which was built out of a set of risky mortgage assets that the fund and founder John Paulson helped select. Paulson then placed a

“short” bet that the mortgages contained in the Abacus CDO, Abacus 2007-AC1, would fall in value. Goldman marketed long positions, i.e. bets that the mortgage portfolio would increase in value, to other clients without disclosing Paulson’s involvement in creating the portfolio and his bearish bet.
     65. The ABACUS 2007-AC1 deal was presented to the committee of senior executives which oversaw the mortgage department in a routine meeting and quickly approved the same day it was presented to the group of roughly a dozen senior executives in a routine meeting. Abacus 2007-AC1, was one of 25 deals that Goldman created, worth $10.9 billion, so the Firm and select clients could bet against the housing market.
     66. American International Group (“AIG”) insured $6 billion of the Abacus securities issued by Goldman. AIG’s participation was crucial to the success of many Abacus securities issued by Goldman Sachs. In the Abacus deals, a type of derivative known as credit default swaps were linked to mortgage bonds; those firms underwriting the swaps, like AIG, were essentially insuring that the mortgage bonds would perform well. When they did not, the swaps created enormous losses for those who sold them. As the Abacus deals plunged in value, Goldman and certain hedge funds made money on their negative bets, while the Goldman clients who bought the $10.9 billion in investments lost billions of dollars.
     67. Since the government rescued AIG in September 2008, AIG has posted $2 billion in losses on the Abacus securities. AIG received a taxpayer commitment of $180 billion to keep it from failing and causing havoc in the market worldwide.
     68. Goldman has claimed that it made “only” $15 million in fees from its role in Abacus 2007-AC 1 and, further, that it, too, lost money — $90 million — on its own investment in that synthetic CDO. However, Goldman invested the money only because sales of the deal did not play out as planned, forcing Goldman to step up with its own money. Further, what Goldman fails to mention, however, (a) how it came to lose $90 million; (b) that it purchased, for pennies on the dollar, approximately $6 billion of credit default swaps on all of the Abacus financial instruments, including Abacus 2007-AC 1, and therefore, whatever investment loss it may have suffered was a ruse that was insured by, among others, AIG, and (c) in any case, such loss was dwarfed by the billions Goldman profited by in protecting its investments in Abacus and other similar CDOs. Goldman’s clients who took long positions in ABACUS 2007-AC1 lost their entire $1 billion investment.
     69. Not only was Goldman structuring the synthetic CDOs in a way that made them destined to fail, but as was consistent with its practice, after creating these synthetic CDOs, Goldman went to the rating agencies to persuade them to give these deals a rating Goldman believed it deserved. Indeed, a trader at one point complained to an investor who was buying into Abacus that he was having trouble persuading Moody’s to give the deal the rating he deserved. Nevertheless, McGraw-Hill Cos.’ Standard and Poor’s unit placed their once-revered triple-A ratings on the Abacus deal. Notably, by October 24, 2007, six out of seven of the mortgages underlying ABACUS 2007-AC1 had been downgraded; three months later, almost all of the mortgages had been downgraded; and as of the filing of this Amended Shareholder Derivative Complaint, more than half of the

500,000 mortgages from forty-eight states underlying the Abacus deal were in default or foreclosure.
     70. In or around July 2009, Goldman received a Wells notice from the Securities and Exchange Commission (“SEC”) relating to the ABACUS 2007-AC1 transaction and issues relating to it practices in the mortgage market.
     71. On April 16, 2010, the SEC charged Goldman and a 31 year-old vice president, Fabrice Tourre, a London-based Goldman trader, with fraud in their roles in creating and marketing the ABACUS 2007-AC1 financial instruments, and in concealing from ACA Management LLC (the third party collateral manager hired by Goldman to ostensibly select the portfolio assets) and the investors material facts relating to the selection process and adverse economic interests of Goldman and Paulson with respect to those long positions.
     72. The Abacus deals were not unique. The Permanent Subcommittee, in its April 26, 2010 report, shed light on other similar transactions where Goldman packaged and created synthetic CDOs to sell to its clients with the expectation that those financial vehicles would fail, thereby providing Goldman with an opportunity to garner huge and ill-gotten profits on its shorting of those investments, at the expense of their clients. These ill-gotten profits would not only be tunneled in large part to the compensation of Goldman’s employees, who had engaged in the disloyal and unethical trading practices which led to these profits, but also these profits came about by virtue of the disloyal and unethical trading practices which have subjected the Firm to civil liability, via, inter alia, an SEC investigation and lawsuit, which will result in hundreds of millions of dollars spent to defend themselves and potentially even more paid in damages; and severe reputational harm which will have a long-term and detrimental financial impact on the Company. The Permanent Subcommittee’s report states:
     “Conflict Between Proprietary and Client Trading. After Goldman Sachs decided to reduce its mortgage holdings, the sales force was instructed to try to sell some of its mortgage related assets, and the risks associated with them, to Goldman Sachs clients. In response, Goldman Sachs personnel issued and sold to clients RMBS and CDO securities containing or referencing high risk assets that Goldman Sachs wanted to get off its books. Three examples demonstrate how Goldman Sachs continued to sell mortgage related products to its clients, while profiting from the decline of the mortgage market.
     Hudson Mezzanine 2006-1 (“Hudson 1”) was a synthetic CDO that referenced $2 billion in subprime BBB-rated RMBS securities. This CDO was underwritten and sold by Goldman Sachs in December 2006. Goldman Sachs selected the referenced assets, collaborating with its mortgage traders to identify BBB rated assets on its books. About $800 million in subprime RMBS securities and $1.2 billion in ABX index contracts were referenced in the CDO. Goldman executives told the Subcommittee that the company was trying to remove BBB assets from the company books during this period of time. Goldman Sachs was the sole short investor in this proprietary deal, buying protection on all $2 billion in referenced assets and essentially placing a bet that the assets would lose value. Goldman Sachs personnel placed a high priority on selling the Hudson securities. Evidence of this is illustrated by the Hudson 1 deal being pushed ahead of a client transaction. One Goldman Sachs employee noted that a client was “upset that we are delaying their deal. They know that Hudson Mezz (GS prop deal) is pushing their deal back.” Less than 18 months later, the AAA securities had been downgraded to junk status. Goldman Sachs as the sole short investor would have been compensated for these losses, and investors who purchased the Hudson securities would have lost an equivalent amount. Goldman Sachs profited from the loss in value of the very CDO securities it had sold to its clients.
     Anderson Mezzanine Funding 2007-1 was a synthetic CDO referencing about $300 million in subprime RMBS BBB securities. Goldman Sachs structured the deal and participated as one of the short investors, buying loss protection for $140 million, or nearly 50 percent, of the referenced assets. During the first calendar quarter of 2007, Goldman

Sachs underwrote and sold the Anderson CDO securities. Most of the referenced assets were subprime RMBS securities, backed by high risk mortgages. The largest originator of the high risk mortgages was New Century Mortgage, a lender which was known for poor quality loans and which Goldman Sachs knew was in poor financial condition. Goldman senior managers directed their sales force to sell the Anderson securities quickly due to “poor subprime news.” In fact, Goldman manager Jonathan Egol advised Goldman personnel to sell the Anderson securities before completing an Abacus deal: “Given risk priorities, subprime news and market conditions, we need to discuss side-lining this deal ([Abacus 2007-]ACl) in favor of prioritizing Anderson in the short term.” The top rating given to the Anderson securities was BBB; about 7 months after the securities were sold, Anderson was downgraded to junk status.
     A third example involves Timberwolf I, a hybrid cash/synthetic $1 billion CDO squared, which Goldman Sachs underwrote and sold in the first calendar quarter of 2007. A significant portion of the referenced assets were CDO securities backed by subprime RMBS mortgages. Some of the referenced assets were backed by Washington Mutual Option ARM mortgages, high risk mortgages whose value was dropping as housing prices declines A memorandum sent to the Goldman Sachs Mortgage Capital Committee indicated that the Timberwolf CDO would contain 50 percent CDO securities and 50 percent collateralized loan obligation (“CLO”) securities, but Goldman Sachs told the Subcommittee that, since the value of the CLOs had improved, the firm had sold the best-performing CLO securities separately. In the end, Timberwolf referenced assets consisted of 94 percent CDO securities, including about $15 million in Abacus CDO securities. Goldman Sachs was the short investor for many of the Timberwolf referenced assets, including the Abacus securities, betting that they would decline in value.
     A senior executive in Goldman Sachs sales expressed concern about what representations might be made to clients about the Timberwolf CDO squared, but other Goldman personnel urged the sales force to treat Timberwolf securities as a priority. An email from Dan Sparks, head of the Goldman Sachs mortgage department, urged Goldman personnel working on a potential Korean sale to [g]et ‘er done,” and sent a mass email to the sales force promising “ginormous credits” for selling the securities. A congratulatory email was sent to an employee who sold a number of the securities: “Great job... trading us out of our entire Timberwolf Single-A position.” In mid-spring, Goldman Sachs sold about $300 million of Timberwolf during the summer. Within five months of issuance, the CDO lost 80 percent of its value, and was later liquidated in 2008. The AAA securities issued in March 2007, were downgraded to junk status in just over a year. The Goldman trader responsible for managing the deal later characterized the day that Timberwolf was issued as “a day that will live in infamy.” A senior Goldman executive described the deal as follows: “Boy that timberwof [sic] was one shi**y deal.”
(footnotes omitted).
     73. The Abacus 2007-AC1 transaction and its ilk raise much broader issues than the SEC’s claims that Goldman may have committed civil fraud in marketing these synthetic CDOs without disclosure of material facts. The broader issues include:
(a)	Why was Goldman creating and selling to its clients what fundamentally was a gambling vehicle?

(b)	Why was Goldman creating and selling deals that served no purpose for the capital markets?

(c)	Why was Goldman creating and selling deals that served no purpose for society?
     74. As a regulated bank, Goldman was not in the casino wagering business. Even if its clients understood (which it is likely they did not) that they were making wagers, and not investments, when they purchased interests in synthetic CDOs, why would Goldman create and recommend such “investments” to their clients?
     75. Additionally, these synthetic CDOs did not raise capital for any useful purpose. Once you take away the ratings arbitrage, the foundation of many of these synthetic CDOs disappears altogether. Even Tourre, the creator of Abacus, recognized that these synthetic CDOs had no purpose. As the subprime boom was nearing an end, even as Tourre arranged to sell mortgage products to the firm’s clients, in January 2007, he described creating a thing “which has no purpose, which is absolutely conceptual and highly theoretical.” Something is fundamentally amiss in a company’s financial culture that thrives on “products” that create nothing and produce nothing except new ways to make bigger bets and stack the deck in favor of the house.
     76. On April 16, 2010, when the market opened, Goldman had a $96.6 billion market capitalization. Upon the revelation to the market of the this latest information regarding Goldman’s trading practices, including the SEC’s allegations and the extent to which Goldman was suffering from a “moral bankruptcy,” when the market closed, Goldman, had an $84.6 billion market capitalization, losing more than 12% of its value in a single day.
     77. Additionally, investors that lost money on these mortgage securities transaction, like AIG, have stated that they were reviewing their options, including possibly bringing lawsuits.
     78. For decades, Goldman’s platinum reputation has attracted top investors and stock underwriting deals. Goldman’s relentless focus on profit has allowed it to beef up its financial capital in the wake of the crisis. However, this focus has created a deficit when it comes to Goldman’s political and public capital, putting its sterling reputation, a foundation of its financial success, on the line. The Firm’s insistence, for example, that it can take many sides of a trade on behalf of different clients and yet manage the inherent conflicts is increasingly untenable, rather than putting considerations of fairness and transparency on par with profitability. Goldman is engaging in increasingly risky practices in the name of profit and paying big bonuses to their employees, all at the expense its shareholders, its clients, and the public taxpayers. Indeed, even Goldman’s bottom line has suffered as a result, losing more than 12% of its value in a single day.
     79. The Company’s Audit Committee is charged with assisting the Board in its oversight of “the Company’s management of market, credit, liquidity and other financial and operational risks.” In so doing, the members of the Audit Committee are required “[t]o review generally with management the type and presentation of any financial information and earnings guidance provided to analysts and rating agencies” and “[t]o discuss with management periodically management’s assessment of the Company’s market, credit, liquidity and other financial and operational risks, and the guidelines, policies and processes for managing such risks.”
     80. In Goldman’s letter to its shareholders accompanying its 2009 Annual Report, filed on March 1, 2010, Defendants Blankfein and Cohn emphasized that “[o]ur duty to shareholders is to protect and grow our client-focused franchise by remaining true to our team work and performance-driven cultures.” Reiterating Goldman’s commitment to their client’s interests, Defendants Blankfein and Cohn ended their letter by stating:
Our clients look to us to advise, evaluate and co-invest on their most significant transactions, translating into strong market shares. And our people remain as committed as ever to our culture of teamwork, to the belief in their responsibility to held allocate capital for the benefit of clients, and to the firm’s tradition of service and philanthropy.
. . .
We are keenly aware that our legacy of client service and performance, which every person at Goldman Sachs is charged with protecting and advancing, must be continually nurtured and passed on from one generation to the next.
     81. Despite Goldman’s lip service to its dedication to its clients, Goldman’s price-fixing and game-rigging of it synthetic CDO products allowed it to ring up huge

“trading” profits at the expenses of these very same clients. Further, since AIG was insuring Goldman’s investments, the “losses” that Goldman suffered from these synthetic CDO were only mere temporary paper losses as a result of Goldman’s resulting contractual payments from AIG-issued credit-default swaps, any supposed “risk” that Goldman was taking on was a mere fiction and these payments were ill-gotten gains obtained as a result of its disloyal conduct.
     82. Goldman engaged in disloyal and unethical conduct by, inter alia:
•	Creating a financial product at the urging of Paulson, a favored client, for the purpose of allowing Paulson to short it at the time that Goldman was going to urge its clients to purchase the product;

•	Selling the financial product knowing that Paulson had put an extraordinary amount of research into the likely failure of that product while Goldman urged its clients to purchase the product, knowing that those clients, despite being institutional investors, had not done any appreciable due diligence with respect to the investment and instead were relying on Goldman’s advice and on purportedly “independent” rating agency ratings of the financial product;

•	Selecting ACA as the Abacus CDO manager knowing that ACA was unwilling, unable or incompetent to assess the synthetic CDO that it was going to manage for Firm’s clients;

•	Urging, cajoling, strong-arming and directing the rating agencies to give the synthetic CDO financial vehicles an investment-grade rating. Goldman’s relationship with the rating agencies was rife with conflicts of interest and lack of independence such that outwardly the rating agencies appeared to be at arm’s-length from Goldman when, in fact, the rating agencies were beholden to Goldman for a significant stream of income thereby allowing Goldman to coerce, influence and direct the rating agencies’ actions with respect to the synthetic CDO market. As a result of Goldman’s systemic and undue influence on the rating agencies, the ABACUS 2007 AC-1 financial product was rated Triple-A;

•	Professing that it, too, was “long” on the CDO financial product when in fact Goldman hedged its investments through (a) proprietary trading and investments that more than offset that long position and (b) purchased insurance in the form of credit default swaps from AIG, to protect Goldman in the likely event the financial product’s value eroded. Although Goldman protected itself in this manner, Goldman did not advise its clients to protect their investments in these synthetic CDO financial products; and

•	Recognizing the “moral bankruptcy” of its position with respect to its conduct, Goldman has explained to Japanese clients that it did not sell synthetic CDOs in Japan, rather than try and justify such sales in the first place.
     83. Given the nearly $11 billion in securities Goldman issued in the inherently risky subprime mortgage market, financial information regarding which would be provided to analysts and rating agencies, and the widespread discussion with respect to the housing bubble, it is clear that the Director Defendants stood by while Goldman advised and allowed its clients to invest good dollars after bad. The Company’s Board of Directors utterly failed to monitor its operations, allowing the Firm to manage and conduct the Firm’s trading segment in a grossly unethical manner, subjecting Goldman to potential civil liability and severe reputational harm. Instead, the Board remained supine and took no substantive action to address its exposure to risky practices. In short, those responsible for ensuring that Goldman not mortgage the future and the reputation of the Company for short-term gains utterly failed to fulfill properly their duties.
     Goldman’s Purported “Pay For Performance” Philosophy
     84. Hand in hand with Goldman’s pursuit of huge profits in its trading strategy is the grossly excessive compensation it awards to its senior executives, who have been instrumental in creating and operating Goldman’s “casino.” Notwithstanding the fact that Goldman’s revenues and earnings are the result of the vast amount of capital that Goldman has available to employ, the Board compensates the managers of that capital — its employees, and in particular, its senior executives — with an extravagant and disproportionate share of Goldman’s revenue and earnings. In the guise of a purported “pay for performance” philosophy, the Board has overcompensated Goldman’s employees and senior executives, paying them far more than even hedge managers receive, for managing the shareholders’ equity. At the same time, the Board has returned only a very small proportion of Goldman’s earnings to its shareholders, retaining the vast majority of earnings to add to its capital base and generate more earnings, the vast majority of which are paid to the employees.
     85. Goldman’s operating expenses are primarily influenced by compensation, headcount and levels of business activity, and a significant portion of its compensation expense represents discretionary bonuses. In every year since Goldman went public, compensation expense has constituted over 70% of Goldman’s operating expenses, except in 2008, when compensation expense represented just under 60% of operating expenses and 2009, when compensation expense represented just under 65% of operating expenses. Since Goldman went public, it has been paying its employees between 44% and 49% of its net revenues, which are its revenues after interest expense, except in 2009 when Goldman paid its employees nearly 36% of its net revenues.
     86. Goldman describes its practice of paying its employees almost half of its net revenues as linking pay to performance. The Company’s 2006 Proxy Statement, Defendants represented that Goldman’s compensation program:
was designed to permit the Compensation Committee to provide our executive officers and Management Committee members with total compensation that is linked to Goldman Sachs’ performance to reinforce the alignment of employee and shareholder interests.
     87. The discretionary bonuses that represent a significant portion of Goldman’s compensation expense are particularly important at the senior executive level. According to Goldman’s 2007 Proxy Statement, the Company’s “compensation programs have closely aligned pay and performance, particularly at senior level.” The 2007 Proxy Statement stated that:
our shareholder-approved plan that is designed to pay bonuses that are tied to the performance of the firm, in order to align the interests of senior management with the interests of shareholders and to tie the compensation of our senior executives to the success of the firm.
     88. The Company’s Compensation Committee is charged with the responsibility “in consultation with senior management, to make recommendations to the board as to the Company’s general compensation philosophy and to oversee the development and implementation of compensation programs” and “to review and approve the annual compensation of the Company’s executives.” In doing so, however, the Compensation Committee receives information from Goldman’s management concerning the management’s projections of net revenues and the ratio of compensation and benefits expense to net revenues (compensation ratio). The Compensation Committee is also presented with information from Company management relating to the compensation ratio of the Company’s “core competitors that are investment banks (Bear Stearns, Lehman Brothers, Merrill Lynch, and Morgan Stanley).” No analysis is made by the Compensation Committee of the extent to which those firms’ earnings are derived from activities such as the Trading and Principal Investments segment. Nor does the Compensation Committee receive information or consider the extent to which Goldman’s net revenues and earnings are the result of availability of the Firms’ capital, as opposed to the efforts of management in appropriately allocating it. Finally, in setting the compensation ratio, the Company does not compare the cost of managing the Firm’s capital to the management costs of hedge funds or other enterprises that similarly generate the majority of their revenues and earnings by taking trading and principal risks with their investors’ capital.
     89. While the Compensation Committee is actively involved in the determination of the compensation of the senior executives, it appears consistently to approve, without any analysis, Company management’s determination of the compensation ratio, which governs the total amount of funds available to compensate all employees, including the senior executives. The determination of that ratio, which ultimately determines the available bonus pool for the senior executives, appears to be made by management and provided to the Compensation Committee as a projection for its use in determining the compensation of the senior executives
     90. Far from linking pay to performance, Goldman’s practice of paying almost 50% of its net revenues as compensation does nothing more than compensate employees for results produced by the vast amounts of shareholder equity that Goldman has available to be deployed. Moreover, compensation does not appear to be linked to actual profitability or to acknowledge in any way the risk undertaken by the owners of the equity. In 2008, for example, the Trading and Principal Investments segment produced $9.06 billion in net revenue, but, as a result of discretionary bonuses paid to employees, lost more than $2.7 billion for the owners of the Company.
Defendants Report Stellar Financial “Results” That Were Only Achieved By
Excessive Risk-Taking With Shareholder Capital For Short Term Gains
Rather Than the Company’s Long-Term Health
     91. The recent liquidity crisis and recession demonstrates that Goldman’s net revenues, of which management claims almost half as compensation, were generated by excessive risk taking for short term gain rather than the long term health of the Company and its shareholders.
     92. Defendants reported that the Company’s revenue grew from $29 billion in 2004 to $87 billion in 2007. Further, Defendants reported that the Company’s net income increased from $4.5 billion in 2005 to $11 billion in 2007 and earnings per share increased from $8.92 per share in 2004 to $24.73 per share in 2007.
     93. This growth was achieved through extreme leverage and significant uncontrolled exposure to risky loans and credit risks. In 2007, Goldman’s leverage of 25:1 exceeded that of Lehman Brothers and Bear Stearns, two competitors that subsequently collapsed into bankruptcy. As a result of imprudent leverage and investments in risky mortgage backed securities and other related financial instruments, Goldman reported that net income plummeted by $9.3 billion, or over 80%, in 2008, and that earnings per share collapsed by $20.26 per share, or over 80%. Contributing to that collapse was the $2.7 billion loss in Trading and Principal Investments, which bore the brunt of the write downs in investments from which the Company had reported its spectacular growth in the preceding years.
     94. Goldman’s excessive leverage and risk taking almost led to its demise. In 2008, as subprime mortgages financed by the mortgage backed securities sold by Goldman and the other large investment banks began to default, causing the world economy to descend into a liquidity crisis and recession, Goldman asked to be allowed to convert itself into a bank holding company. As a bank holding company, it was then allowed to borrow money from the federal government at advantageous rates. The

Federal Deposit Insurance Company (“FDIC”) enabled Goldman to generate $29 billion in cash by issuing FDIC insured debts through the Temporary Liquidity Guarantee Program. That program sought to create liquidity by insuring debt issued by certain financial institutions such as the bank holding company into which Goldman was permitted to convert. More directly, in the fall of 2008, Goldman appealed to the federal government and accepted a $10 billion TARP loan to ensure its survival. Because corporations such as Goldman that accepted TARP dollars were subject to oversight by the federal government, were restricted on their ability to pay out generous compensation, and were required to provide shareholders with an advisory vote on compensation policies (so-called “say-on-pay”), Defendants announced the Company’s intention to pay back the TARP loan as soon as it could do so.
     95. Goldman’s management thus received federal assistance, shoring up Goldman’s over-leveraged balance sheet and putting it in a position to generate revenues as the world economy emerged from the liquidity crisis and recession. Goldman’s net revenues were also directly subsidized by the federal government through its provision of assistance to AIG, from which Goldman received $13 billion in satisfaction of certain financial contracts that AIG had with the Company. This $13 billion in revenues, paid entirely from federal funds provided to AIG, created a material percentage of the Company’s 2009 net revenues from which the 2009 compensation would be determined and paid.
     96. Government funding was critical to the very survival of Goldman. On December 5, 2009, U.S. Treasury Secretary Timothy Geithner revealed that Goldman would not have survived without the generous financial assistance of the government: “None of the [largest banks] would have survived” had the government stood aside and let the crisis run its course. “The entire U.S. financial system and all the major firms in the country... were at that moment at the middle of a classic run, a classic bank run.” But for the intervention, shareholders would have suffered the consequences of the excessive risks that Goldman’s officers and managers placed upon shareholders equity
     97. Unlike its competitors, Bear Stearns and Lehman Brothers, Goldman did not fail. Instead, as a result of the massive government bailout of the excessive risks that Goldman had been taking with its shareholder equity for the past several years, Goldman was placed in the fortuitous position by the federal funding of simply “being there” when the economy began to recover. Its massive shareholder equity, supplemented by the government’s TARP capital infusion and the FDIC loan guarantees, put it in a position to generate substantial net revenues in 2009. That shareholder equity had been the prime driver behind Goldman’s profits is demonstrated by the fact that return on equity in 2009 was only half that in 2007. Without excessive and speculative leverage of the shareholders’ capital, Goldman’s managers and officers could not produce a return on equity in 2009 that was comparable to prior years.
     98. As of September 25, 2009, Goldman had generated net revenues of $35 billion, $28 billion of which were from Trading and Principal Investments. Of that, the Defendants had reserved almost $17 billion, or 49%, to be paid as compensation. While the shareholders’ equity contributed far more to the generous of revenues in 2009 than in the past, the Defendants increased the proportion of net revenues that they were going to take from shareholders and give to themselves and the Company’s employees.
     99. On December 14, 2009, in response to a public outcry over its pay, Goldman announced that its top 30 executives would receive no cash bonuses for 2009 and would be awarded only stock that cannot be sold for five years. However, the changes are only for 2009 and do not necessarily affect more than 31,000 other Goldman employees, consultants and temporary workers, which includes traders and other employees who are fueling most of this year’s revenue and profit surge, putting them in line for sharply higher bonuses early next year. In addition, Goldman gave no indication that it will rein in overall pay levels.
Goldman Overpays Management and Employees Based on Revenues
Generated By Risks Taken With Shareholder Capital
     100. Since its IPO, Goldman Sachs has become increasingly dependent on its Trading and Principal Investments segment to generate firm revenues. For example, in 1999, revenue from Trading and Principal Investment accounted for just 43% of the Company’s total revenues. By 2009, that segment’s revenue accounted for over 76% of Goldman Sachs’s revenues:

Net Revenues	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009
Investment Banking		5.5	3.8	2.8	2.7	3.3	3.6	5.6	7.5	5.1	4.8
Asset Management		4.5	5.6	5.9	2.8	3.8	4.7	6.4	6.4	7.9	6.0
Trading and Principal Investments	5.7	6.5	9.3	5.2	10.4	13.3	16.3	25.5	31.2	9.1	34.4
Total Net Revenues	13.3	16.6	15.8	13.9	16.0	20.9	25.2	37.6	45.9	22.2	45.2

     101. Goldman Sachs’ reliance on revenues generated from Trading and Principal Investments has at least one significant implication. Assets held by Goldman Sachs pursuant to its trading and principal investments strategy are valued on a mark-to-market basis, meaning the market value of the assets is continually assessed. Where the asset increases in value, revenue for Goldman Sachs increases, and where the asset decreases in value, Goldman Sachs must book a loss.
     102. Goldman’s revenue in Trading and Principal Investments, therefore, is a function of the amount of assets that Goldman has available to commit to the segment, which is in turn determined by the leveraging of Goldman’s shareholder equity. Goldman has been able to increase its revenues in Trading and Principal Investments by increasing its shareholder equity and correspondingly increasing the assets that are committed to that segment. Goldman is able to generate increasing net revenues and compensation from Trading and Principal Investments by deploying an ever increasing amount of shareholder capital to the segment. In 2009, almost all of the Company’s assets — $662.75 billion — were committed to the Trading and Principal Investments segment.
     103. Notwithstanding the fact that an increasing amount of Goldman’s net revenue and earnings result from the increasing and risky deployment of shareholder equity and assets in the Trading and Principal Investments segment, the proportion that Goldman has taken from net revenues to compensate the managers of the shareholder equity has remained consistent. In both good years and bad years, that proportion has stayed within a narrow range between 44% and 48% of net revenue. Thus, for example, in 2007, when the Company generated record revenues by taking excessive risks with shareholders’ equity, the managers and officers of Goldman were paid 44% of net revenue. In 2008, as the consequences of this speculative risk taking manifested itself, with the value of Goldman’s investments having plummeted and its share price having fallen, at one point, by 75%, the Firm’s managers and officers were paid the identical 44% of revenue. This year, in the face of an increasing amount of net revenues and earnings resulting from the employment of shareholder equity, including capital provided by the taxpayers, in the Trading and Principal Investments segment, the Company had retained the allocation of net revenue to compensation at 47%, and it was only upon public outcry that it determined its top 30 executives would only receive stock bonuses for 2009 rather than a mix of stock and cash, that the percent of net revenues paid as compensation was reduced to nearly 36%. The table below sets forth the percentage of net revenues allocated to compensation in each year that Goldman was public.

	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2009
											(initial)	(actual)
Net Revenue (bn)	13.3	16.6	15.8	14.0	16.0	21.0	25.2	37.7	46.0	22.2	35.5	45.2
Comp.	6.5	7.8	7.7	6.7	7.4	9.5	11.7	16.5	20.2	10.9	16.7	16.2
Comp as %of Rev.	48%	47%	49%	48%	46%	46%	47%	44%	44%	48%	47%	36%
     104. The amount of profit that Goldman allocates to compensation is even higher after taking into account non-compensation expenses. The following table sets forth Goldman’s profit before compensation expenses (i.e., net revenues less non-compensation related expenses) and the percentage of profit taken by management as compensation expense:

	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2009
											(initial)	(actual)
Net Revenue (bn)	13.3	16.6	15.8	14.0	16.0	20.5	25.2	37.7	46.0	22.2	35.5	45.2
Non-comp expenses	4.9	3.8	4.4	4.1	4.1	4.4	5.3	6.6	8.2	8.9	6.4	9.2
Profit before comp	8.4	12.8	11.4	9.9	11.9	16.1	19.9	31.1	37.8	13.3	29.1	36
Comp	6.5	7.8	7.7	6.7	7.4	9.5	11.7	16.5	20.2	10.9	16.7	16.2
Pre-Tax profit	1.9	5.0	3.6	3.2	4.4	6.6	8.2	14.6	17.6	2.4	12.4	19.8
Comp as %of Profit before comp	77%	60%	70%	68%	62%	59%	55%	53%	53%	82%	57%	45%
     105. The consistent allocation of almost 50% of net revenue to the compensation of the managers of shareholder capital vastly over-compensates the employees for net revenues and earnings that are produced by the assets of the Company, rather than the particular skill of its managers. The majority of Goldman’s revenue producing activity in Trading and Principal Investments is similar to that of a hedge fund. Hedge fund managers have been criticized as being overcompensated through the “2 and 20” compensation scheme — 2% of net assets plus 20% of the net income that they produce. Goldman’s initial compensation allocation is equivalent to compensating hedge fund managers at 2% of net assets plus 45% of net income, before considering that compensation for hedge funds under the “2 and 20” structure includes all of the overhead expenses for which Goldman shareholders pay separately. Stated another way, Goldman is managing the shareholder’s equity at the equivalent annual rate of 30% of net assets.
     106. In today’s market, no hedge fund manager may command compensation for managing assets at the annual rate of 2% of net assets and 45% of net revenues. The only hedge funds that have such compensation schemes are a few funds that have long since closed to new investors and now consist almost exclusively of equity owned by the managers themselves. To the extent that any hedge fund was ever able to command such a compensation scheme, it did so only because it was able to outperform other hedge funds to such a degree as to compensate for the higher fee structure.
     107. No reasonable investor would commit funds to any manager, especially one that undertakes the leverage and risk that Goldman undertakes, for a fee of 2% of net assets and 45% of net revenue, and no reasonable director would approve any compensation scheme that provided the managers of shareholder capital with compensation equivalent to that. This is particularly so because the managers and officers of Goldman have not performed at a level even remotely sufficient to justify such a fee. To the contrary, since its initial public offering in 1999, Goldman has been able to outperform the hedge fund indices only by engaging in excessive leverage. On a risk adjusted basis, during this period, Goldman’s performance has, in fact, been inferior to the indices of hedge funds, and, as a consequence, the excessive share of Goldman’s profits that its managers and officers take as compensation bears no reasonable relation to their actual performance. There is no basis the Director Defendants to pay the Company officers and managers a portion of net revenues that is more than double that paid to professionals performing comparable services when such officers and managers are performing at an inferior standard.
     108. This excessive risk taking by Goldman’s managers and officers, with shareholder equity rather than their own, benefits them to a far greater degree than it does shareholders, notwithstanding the purported effort by Goldman’s Board to align the interest of management with that of the shareholders. As the graph below graph reflects, the interests of the two groups are not aligned, with shareholders bearing all of the risks, yet reaping little reward.

     109. Since January 1, 2007, the share price of Goldman common stock has declined. Nevertheless, in two of the three years during which the value of shareholders’ investment had diminished, Goldman’s managers and officers were awarded record bonuses.
     110. Further, while generously gifting enormous and unjustifiable proportions of the net revenues earned by the shareholder’s assets to the managers of those assets, the Director Defendants returned little of those revenues to the owners of the assets themselves. In doing so, they have accumulated shareholder equity, which in turn is used to produce ever increasing net revenues and compensation for management. The following table sets forth the amount of net revenues returned to the shareholders in the form of dividends, in comparison to the amount paid to management as compensation:

	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009
Net Revenue (bn)	13.3	16.6	15.8	14.0	16.0	21.0	25.2	37.7	46.0	22.2	45.2
Comp	6.5	7.8	7.7	6.7	7.4	9.5	11.7	16.5	20.2	10.9	16.2
Comp as % of Net Rev.	48%	47%	49%	48%	46%	46%	47%	44%	44%	48%	36%
Dividends (bn)	0.11	0.21	0.23	0.23	0.35	0.50	0.49	0.61	0.64	0.64	.55
Dividends as % of net rev.	0.8%	1.2%	1.4%	1.6%	2.2%	2.4%	1.9%	1.6%	1.4%	2.9%	1.2%

     111. By failing to distribute any reasonable proportion of net revenues to the owners of the equity that generates those revenues, Defendants have favored and benefitted management over the interest of the shareholders. Any amounts of net revenues that are not paid to shareholders increase the capital of the Company, and increase the ability of the Company to generate net revenues, from which the Defendants pay an exorbitant and unreasonable amount as compensation to management. This endless cycle of allocating far too great a proportion of net revenues to management, and returning little or none of it to shareholders, has created an ever increasing pool from which management is increasingly over-compensated year after year.
     Goldman Decides To Give Away Yet More Shareholder Money
     112. Goldman’s revelation in November 2009, that it intended to set aside $17 billion in net revenues for the first three quarters as compensation for management prompted widespread criticism from shareholders, the government, and the public.
     113. In mid-November, Defendant Blankfein defended Goldman’s enormous profits and intended compensation by asserting that Goldman “was doing God’s work.” A week later, he apologized for Goldman, stating “[w]e participated in things that were clearly wrong and have reason to regret...we apologize.” As part of that apology, Goldman committed to spending $500 million to help small businesses recover from the recession.
     114. Goldman’s management, as part of its apology for taking enormous bonuses resulting from its fortuitous revenues in 2009, has determined to give away yet more shareholder money. While this $500 million came from the compensation pool, instead of keeping the money in the Company or declaring additional dividends to the shareholders, this commitment of shareholder funds constitutes a waste of the shareholder’s equity.
     115. The excessive compensation of Goldman management has inflamed the public and resulted in increased government scrutiny not just of compensation practices but of the Company’s activities in general. As a result of the proposed excessive compensation, the government is now proposing to impose a fee aimed at raising $90 billion over ten years from the nation’s 50 largest banks. It is projected that Goldman will be required to pay $1.17 billion annually to the government, more than it has ever paid in dividends to its own shareholders. This fee will tax Goldman’s profits even further, thus punishing the shareholders for the actions taken by Defendants to over-compensate management.
DERIVATIVE AND DEMAND ALLEGATIONS
     116. Plaintiffs bring this action derivatively, in the right and for the benefit of Goldman, to redress the breaches of fiduciary duty and other violations of law by Defendants. Plaintiffs will adequately and fairly represent the interests of Goldman and its shareholders in enforcing and prosecuting its rights.
     117. Plaintiffs have not made a demand upon the Board of Goldman to take remedial action on behalf of Goldman against the Defendants, because the Board participated in, approved, and/or permitted the wrongs alleged herein and is not disinterested and lacks sufficient independence to exercise business judgment.
     118. The Board currently consists of the following twelve (12) individuals:

Defendants Blankfein, Cohn, Bryan, Dahlback, Friedman, George, Gupta, Johnson, Juliber, Mittal, Schiro, and Simmons. Of these, all twelve Director Defendants are either named executive officers who took an active role in overseeing the Firm’s trading segment, including its mortgage unit which employed an unethical trading strategy for its benefit and to the detriment of its clients (Blankfein and Cohn), or were members of the Audit Committee charged in assisting the Board in its oversight of the Company’s management of market, credit, liquidity and other financial and operational risks (Bryan, Dahlback, Friedman, George, Gupta, Johnson, Juliber, Mittal, Schiro, and Simmons).
     119. The entire Board is also disabled from acting on a demand because each Director Defendant was fully aware of, or should have been aware, in breach of their fiduciary duties, the details of the trading business of Goldman and failed to take appropriate action based on such actual or constructive knowledge. According to a Memorandum dated April 26, 2010 from Senators Carl Levin and Tom Coburn to the Members of the Permanent Subcommittee on Investigations and entitled “Wall Street and the Financial Crisis: The Role of Investment Banks” (“Permanent Subcommittee Report”) the Goldman Board was fully aware of the extent of Goldman’s RMBS and CDO securities market activities:
In addition to RMBS securities, Goldman Sachs was active in the CDO market. A September 2007 internal presentation to its Board of Directors listed Goldman Sachs as the fourth largest CDO underwriter in the country, with 14 CDO transactions in 2006 involving $16 billion, and 12 deals in the first half of 2007, involving $8.3 billion. These transactions included about 16 CDOs on the Abacus platform, involving over $10 billion in referenced assets; Hudson CDO involving $2 billion, a $300 million Anderson CDO, and a $1 billion Timberwolf CDO.

Report at p. 7, citing to Presentation to GS Board of Directors, Residential Mortgage Business, 9/17/07.
     120. At that same September 17, 2007 Presentation to the Board, the Board was informed of “a number of actions taken during the year, including ‘shorted synthetics’ and ‘Shorted CDOs and RMBS.’” Id. These actions were “an intensive effort to not only reduce its mortgage risk exposure, but profit from high risk RMBS and CDO Securities incurring losses.” Id.
     121. Therefore, the Board was aware that Goldman’s trading activities involved intensive shorting of the residential mortgage and synthetic financial products markets. The Board also understood that these efforts involved very large amounts of Goldman’s capital that exceeded the Company’s Value-at-Risk measures:
At times, the net short position accumulated by Goldman Sachs was as large as $13.9 billion. The short positions held by the firm’s mortgage department became so large that according to the Goldman Sachs risk measurements, the positions comprised 53 percent of the firm’s overall risk, according to Goldman Sachs own Value-at-Risk (VaR) measures. Senior management had to repeatedly allow the mortgage department to exceed the VaR limits that had been established by the firm.
Id. At p. 8, citing Goldman Sachs Market Risk Report, 8/14/07
     122. The Board also countenanced the issuance of substantively false and misleading statements by Goldman’s executives about the Company’s conduct with respect to the synthetic CDO products. The Permanent Subcommittee Report, at page 8, states:
The 2009 Goldman Sachs annual report states that the firm “did not generate enormous net revenues by betting against residential related products.” Documents obtained by the Subcommittee, however, indicate otherwise. Two top Goldman mortgage traders, Michael Swenson and

Joshua Birnbaum, discussed in their 2007 performance self-evaluations the ‘Very profitable year” and “extraordinary profits” that came from shorting the mortgage market that year. One bragged about “aggressively” entering into “efficient shorts in both the RMBS and CDO space,” while the other reported that “contrary to the prevailing opinion” that the firm needed only to “get close to home.” He “concluded that we should not only get flat, but get VERY short.” Goldman Sachs documents show that the firm was short in the mortgage market throughout 2007, and that, twice in 2007, it established and then cashed in very large short positions in mortgage related securities, generating billions of dollars in gross revenues.
     123. The Board either knew or, in breach of its fiduciary duties, should have been aware of the following conduct, which the Permanent Subcommittee’s investigation concluded as its findings of fact:
“(1) Securitizing High Risk Mortgages. From 2004 to 2007, in exchange for lucrative fees, Goldman Sachs helped lenders like Long Beach, Fremont, and New Century, securitize high risk, poor quality loans, obtain favorable credit ratings for the resulting residential mortgage backed securities (RMBS), and sell the RMBS securities to investors, pushing billions of dollars of risky mortgages into the financial system.
(2) Magnifying Risk. Goldman Sachs magnified the impact of toxic mortgages on financial markets by re-securitizing RMBS securities in collateralized debt obligations (CDOs), referencing them in synthetic CDOs, selling the CDO securities to investors, and using credit default swaps and index trading to profit from the failure of the same RMBS and CDO securities it sold.
(4) Shorting the Mortgage Market. As high risk mortgage delinquencies increased, and RMBS and CDO securities began to lose value, Goldman Sachs took a net short position on the mortgage market, remaining net short throughout 2007, and cashed in very large short positions, generating billions of dollars in gain.
(5) Conflict Between Client and Proprietary Trading. In 2007, Goldman Sachs went beyond its role as market maker for clients seeking to buy or sell mortgage related securities, traded billions of dollars in mortgage related assets for the benefit of the firm without disclosing its proprietary positions to clients, and instructed its sales force to sell mortgage related assets, including high risk RMBS and CDO securities that Goldman Sachs wanted to get off its books, creating a conflict between the firm’s proprietary interests and the interests of its clients.
(6) Abacus Transaction. Goldman Sachs structured, underwrote, and sold a synthetic CDO called Abacus 2007-AC1, did not disclose to the Moody’s analyst overseeing the rating of the CDO that a hedge fund client taking a short position in the CDO had helped to select the referenced assets, and also did not disclose that fact to other investors.
(7) Using Naked Credit Default Swaps. Goldman Sachs used credit default swaps (CDS) on assets it did not own to bet against the mortgage market through single name and index CDS transactions, generating substantial revenues in the process.
Permanent Subcommittee Report, at pp. 12-13.
     124. As a result of the Director Defendants’ utter failure to monitor and oversee the Firm’s operations, allowing the Firm to manage and conduct the Firm’s trading segment in an grossly unethical manner, subjecting Goldman to potential civil liability and severe reputational harm, the Director Defendants are subject to liability for breaching their fiduciary duties to Goldman by, inter alia, failing to act in any manner whatsoever to detect, prevent and/or halt these practices.
     125. Moreover, a majority of the Director Defendants also have significant financial relationships with Goldman and therefore cannot act independently of its management in making determinations concerning the compensation of management or decisions that ultimately affect the compensation of management, such as the determination of the amount of dividends to distribute to shareholders. Of the twelve Director Defendants, eight, or a majority, are either management employees (Blankfein and Cohn), or have excessive financial relationships with the private Goldman Sachs Foundation (the “Foundation”), controlled by Goldman management, and therefore cannot act independently in decisions affecting management’s compensation.
     126. The Foundation is a New York not-for-profit corporation that was organized by the Company in 1999, and since then has been funded only by the Company. The Foundation is an exempt organization under 26 U.S.C. § 501(c)(3), but it is not a public charity subject to any meaningful outside oversight.
     127. The Foundation is controlled by the Company’s management, and its funding comes solely from the Company. The Foundation maintains its offices in the Company’s principal place of business at 85 Broad Street, New York, New York. The Foundation’s president, Stephanie Bell-Rose, is a managing director of the Company. The Foundation’s board of trustees has eight members. According to its filing with the New York Attorney General’s Charities Bureau on October 20, 2008, the members of that board are John C. Whitehead, Thomas W. Payzant, Frank H. T. Rhodes, Neil Rudenstine, Josef Joffe, Stuart Rothenberg, John F. W. Rogers, and Glenn Earle. Four of these trustees are or were managing directors of the Company.
     128. Six of the ten non-employee directors on the Company’s Board, Defendants Bryan, Friedman, Gupta, Johnson, Juliber, and Simmons, are members of boards of exempt organizations to which the Foundation has made substantial donations as alleged below.
     129. In 1994, 1997, and 2000, Defendant Bryan was co-chairman of the annual meetings of the World Economic Forum. He chaired a successful campaign to raise $100 million to renovate the Chicago Lyric Opera House and Orchestra Hall, to which the Company has made substantial contributions. He is a life trustee of the University of

Chicago, to which the Foundation donated $200,000 in 2006 and allocated another $200,000 in 2007. As a trustee of the University, it is part of his job to raise money for it.
     130. Defendant Johnson is and was in 2006 an honorary trustee of the Brookings Institution, to which the Foundation donated $100,000 in 2006. As an honorary trustee, it was part of Johnson’s job to raise money.
     131. Defendant Gupta is the chairman of the board of the Indian School of Business in Hyderabad, India. Since 2002, the Foundation has donated at least $1,600,000 to the Friends of the Indian School of Business. Defendant Gupta is also a member of the dean’s advisory board of Tsinghua University School of Economics and Management in Beijing, China. Since 2002, the Foundation has donated at least $3,500,000 to the Friends of Tsinghua School of Economics and Management. Mr. Gupta is a member of the United Nations Commission on the Private Sector and Development, and he is a special adviser to the UN Secretary General on UN Reform. Since 2002, the Foundation has donated at least $1,665,000 to the Model UN program. As a member of these boards and this commission, it is part of Gupta’s job to raise money for these institutions.
     132. The Company has invested at least $670 million in funds managed by Defendant Friedman. In addition, Defendant Friedman is an emeritus trustee of Columbia University. As such, it is part of his job to raise money for the university. Since 2002, the Foundation has donated at least $640,000 to support an MBA business plan competition and education program at Columbia University. In 2007, the Foundation allocated another $125,000 to Columbia University.

     133. Defendant Juliber is a member of the board of Girls Incorporated, to which the Foundation allocated $400,000 in donations and paid $200,000 in 2006 and 2007. As a member of its board, it is part of Juliber’s job to raise money for it.
     134. As president of Brown University, it is part of Defendant Simmon’s job to raise money for the university. The Foundation has pledged funding in an undisclosed amount to share in the support of a position of Program Director at The Swearer Center for Public Service at Brown University. The Foundation allocated $100,000 in 2006 and paid $100,000 in 2007 to this project.
     135. Defendants Bryan, Friedman, Gupta, Johnson, Juliber, and Simmons have all been assisted in their charitable fund raising responsibilities by contributions from the Foundation, which is funded by the Company and controlled by the Company’s management. The Foundation’s contributions to their fund raising responsibilities were material. The SEC views a contribution for each director to be material if it equals or exceeds $10,000 per year. 17 C.F.R. § 229.402(k)(2)(vii) and Instruction 3 thereto. They, too, are interested and lack independence. A total of eleven of the twelve Board members are interested and lack independence.
     136. In addition, two of the ten non-employee directors have substantial financial relationships with Goldman that prevents them from acting independently in any decision concerning compensation of management.
     137. Defendant Dahlback has a degree in economics and is a senior adviser to Investor AB, based in Sweden, and was an executive director of Thisbe AB, an investment company owned by the Wallenberg Foundations. The Company has invested more than $600 million in funds to which Mr. Dahlback is an adviser.
     138. Defendant Mittal is the chairman and chief executive officer of ArcelorMittal. Goldman has arranged or provided billions of euros in financing to his company. During 2007 and 2008 alone, the Company had made loans to ArcelorMittal in the aggregate amount of 464 million euros.
     139. As a consequence, ten of the twelve members of the Board either are management or have financial relationships with Goldman that prevent them from acting independently on any decision that affects compensation of management.
     140. A majority of the Board, therefore, is not independent and cannot act independently with respect to the claims made in this action. Demand on the Board, therefore, would be futile.
COUNT I
DERIVATIVELY AGAINST DIRECTOR DEFENDANTS FOR WASTE
     141. Plaintiffs repeat and reallege each and every allegation above as if set forth in full herein.
     142. The Defendants are liable for waste for approving a compensation ratio to Goldman employees in an amount so disproportionately large to the contribution of management, as opposed to capital as to be unconscionable.
     143. No person acting in good faith on behalf of Goldman consistently could approve the payment of between 44% and 48% of net revenues to Goldman’s employees year in and year out when those revenues were generated predominantly by the shareholders’ equity and not by the work or diligence of management. Thus, to consistently allocate 44% to 48% of net revenues to compensation constitutes waste.
     144. In particular, the initial allocation of 47% of net revenues to and ultimate payment of 36% of net revenues for compensation for 2009, a year in which those revenues were generated largely because of the size and availability of Goldman’s capital, and in spite of the inappropriate and unjustified risk and leverage undertaken by its management over the last several years, is unconscionable. No reasonable director would approve such a massive allocation of net revenues to the compensation of management in these circumstances.
     145. Goldman and its stockholders have suffered and will continue to suffer harm as a result of the Defendants’ wasteful conduct.
COUNT II
DERIVATIVELY AGAINST DEFENDANTS FOR BREACH OF FIDUCIARY DUTIES
     146. Plaintiffs repeat and reallege each and every allegation above as if set forth in full herein.
     147. The Defendants owed and owe Goldman fiduciary obligations. By reason of their fiduciary relationships, the Defendants owed and owe Goldman the highest obligation of loyalty to act in good faith.
     148. Defendants violated and breached their fiduciary duties of loyalty, reasonable inquiry, oversight, good faith and supervision.
     149. The Director Defendants also each owed a duty to Goldman to test, oversee and monitor its practices and to ensure that they were functioning in an effective and ethical manner.
     150. Given the nearly $11 billion in securities Goldman issued in the inherently risky subprime mortgage market and the widespread discussion with respect to the housing bubble, it is clear that the Director Defendants stood by while Goldman advised and allowed its clients to invest good dollars after bad. The Company’s Board of Directors utterly failed to monitor its operations, allowing the Firm to manage and conduct the Firm’s trading segment in an grossly unethical manner, resulting in excessive payment of Goldman’s ill-gotten profits to its employees and subjecting Goldman to potential civil liability, severe reputational harm, and long-term and detrimental financial harm. Instead, the Board remained supine and took no substantive action to address its exposure to grossly unethical practices. In short, those responsible for ensuring that Goldman not mortgage the future and the reputation of the Company for short-term gains utterly failed to properly fulfill their duties.
     151. Thus, the Director Defendants’ utter lack of proper supervision and oversight of Goldman’s unethical trading operations’ practices, in the face of its multi-billion of dollar securities created and sold, caused the Company to suffer significantly reduced market capitalization, outrage from the general public and government officials, withering criticism from industry analysts, and significantly reduced reputational capital.
     152. Consequently, the Director Defendants are liable to the Company for abandoning and abdicating their responsibilities and fiduciary duties with regard to prudently managing the assets and business of Goldman in a manner consistent with the operations of a publicly held corporation; causing damage to the Company’s reputational capital; and exposing the Company to civil liability.
     153. Defendants also had a fiduciary duty to assess continually Goldman’s compensation scheme to ensure that it reasonably compensated employees and reasonably allocated the profit of Goldman’s activities according to the contributions of shareholder capital and the employees of the Company.
     154. As Goldman’s business has evolved into one that is dominated by the direct investment of shareholder assets into various debt and equity securities, as well as real estate, the Defendants have never analyzed or assessed the extent to which management performance, as opposed to the ever-growing shareholder equity and assets available for investment, has contributed to the generation of net revenues. Nor have Defendants ever assessed how other comparable managers of shareholder funds, such as hedge fund managers, are compensated in comparison to Goldman’s management. When compared to such comparable investment operations, Goldman allocates an excessive and exorbitant proportion of its net revenues to compensation.
     155. Rather than assess Goldman’s compensation practices in the face of the increasing contribution of shareholder equity to the generation of net revenues, Defendants have simply applied the traditional compensation ratio to allocate net revenues to management. Moreover, by failing to pay any significant part of net revenues to the shareholders in the form of dividends, Defendants have further breached their duty of loyalty and good faith and have exacerbated the overcompensation of Goldman’s management.
     156. Defendants’ failure to assess and analyze the compensation of management in light of the changing nature of its business, but rather to continue practices that overcompensate management and in fact exacerbate the overcompensation, constitutes an abdication of Defendants’ fiduciary duty to the harm of the shareholders.
     157. As a further result of Defendants’ breach of fiduciary duty, the shareholders of Goldman will be further charged by Goldman’s contribution of $500 million to a small business program as an “apology” for the over-compensation of management.
     158. In addition, on January 14, 2010, President Barack Obama announced his proposal for a new tax on the nation’s largest financial institutions, saying he wanted “to recover every single dime the American people are owed” for bailing out the economy. The President’s proposal was spurred by and coincided with large financial institutions’, including Goldman’s, much-publicized plans to pay “themselves huge bonuses.” The estimated annual fee that Goldman will pay under the President’s proposal is nearly $1.2 billion.
     159. The President also told Goldman’s executives, among others, that “[i]nstead of sending a phalanx of lobbyists to fight this proposal or employing an army of lawyers and accountants to evade the fee, I suggest you might want to consider simply meeting your responsibilities” — including rolling back bonuses.
     160. Goldman and its stockholders have suffered and will continue to suffer irreparable harm as a result of the Defendants’ breach of fiduciary duty.

PRAYER FOR RELIEF
WHEREFORE, Plaintiffs demands judgment as follows:
     A. Determining that its suit is a proper derivative action and certifying Plaintiffs as appropriate representatives of Goldman for said action;
     B. Declaring that each of the Director Defendants have breached his or her fiduciary duties to Goldman in connection with their duty of oversight;
     C. Ordering the Director Defendants, and those under their supervision and control, to implement and enforce policies, practices and procedures on behalf of Goldman and its stockholders that are designed to detect and prevent illegal and unethical conduct by Goldman’s employees and representatives;
     D. Declaring that each of the Director Defendants has breached his or her fiduciary duties to Goldman in connection with the allocation of between 44% and 49% of the Company’s net revenues to compensation of its employees, and that such allocations vastly over-compensate management and constitute corporate waste;
     E. Enjoining the Director Defendants from allocating 47% of the net revenues from 2009 to compensation, requiring Defendants to analyze the contributions of the shareholder equity and firm assets as compared to management efforts in the production of those net revenues, and prohibiting the allocation of net revenues to compensation on any basis that is in excess of such allocation for comparable tasks in the comparable management of investor funds;

     F. Requiring the Director Defendants to ensure that the cost of any charitable contributions committed by Goldman to “apologize” for the enormous compensation of its employees and the cost of any fee imposed by the government on banks are borne by the management of Goldman, rather than the shareholders;
     G. Directing each of the Director Defendants to account to the Company for all damages sustained or to be sustained by the Company as a result of the Director Defendants’ breaches of fiduciary duties and waste of corporate assets;
     H. Awarding damages, together with pre- and post-judgment interest to the Company, against the Director Defendants resulting from the overpayment of compensation from net revenues of the Company;
     I. Awarding damages, together with pre- and post-judgment interest to the Company, against the Director Defendants to make shareholders whole for any charitable contributions that Goldman makes to “apologize” for its compensation policies and any fee imposed by the federal government on Goldman as a result of the attention that its over-compensation of employees in 2009 has attracted;
     J. Awarding to Plaintiffs the costs and disbursements of the action, including reasonable attorneys’ fees, accountants’ and experts’ fees, costs, and expenses; and
     K. Granting such other and further relief as the Court deems just and proper.

Dated: April 28, 2010	CHIMICLES & TIKELLIS LLP

/s/ Pamela S. Tikellis Pamela S. Tikellis (#2172)
Robert J. Kriner. (#2546)
Tiffany J. Cramer (#4998)
222 Delaware Avenue, Suite 1100

P.O. Box 1035
Wilmington, DE 19801
Phone: (302) 656-2500
Fax: (302) 656-9053
Co-Lead Counsel for Plaintiffs
OF COUNSEL:
CHITWOOD HARLEY HARNES LLP
John F. Harnes
2300 Promenade II
1230 Peachtree Street
Atlanta, GA 30309
(404) 873-3900
Co-Lead Counsel for Plaintiffs

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